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                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
             For the Years Ended December 31, 2000, 1999 and 1998
                 (Amounts in thousands, except per share data)

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
                                                     Year Ended December 31,
                                                    -------------------------
                                                     2000     1999     1998
                                                     ----     ----     ----
Basic - assumes no dilution:

Net income for the period                           $20,841  $44,505  $85,312
                                                    -------  -------  -------

Weighted average number of common
  shares outstanding during the period               40,782   41,246   43,239
                                                    -------  -------  -------

Net income per share - basic                        $  0.51  $  1.08  $  1.97
                                                    =======  =======  =======

Diluted - assumes full dilution:

Net income for the period                           $20,841  $44,505  $85,312
                                                    -------  -------  -------

Weighted average number of common
  shares outstanding during the period               40,782   41,246   43,239
Weighted average number of common
  equivalent shares to reflect the dilutive
  effect of common stock equivalent securities:
    Stock options                                        62      387      451
    Common stock units related to Deferred
      Equity Compensation Plan for Directors            114       69       49
    Common stock units related to Deferred
      Compensation Plan for Employees                     9        6        1
    Warrants                                              -        -       98
                                                    -------  -------  -------
Total common and common equivalent
  shares adjusted to calculate diluted
  earnings per share                                 40,967   41,708   43,838
                                                    -------  -------  -------

Net income per share - diluted                      $  0.51  $  1.07  $  1.95
                                                    =======  =======  =======
Percentage of dilution compared to
  basic net income per share                            0.0%     0.9%     1.0%
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